Exhibit 99.1
Contact: L. Keith Graves
Phone: 314-214-7000
E-mail: lkg@talx.com
NEWS RELEASE
TALX CEO SIGNS NEW 10b5-1 TRADING PLAN
          ST. LOUIS, MO (June 5, 2006) — TALX Corporation (NASDAQ: TALX) announced today that William W. Canfield, president and chief executive officer with the company, has established a plan to sell up to 80,000 shares of the company’s common stock he owns in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. The 80,000 shares covered by the plan represent 4 percent of Mr. Canfield’s beneficial ownership of TALX. The plan is effective immediately, although no trading is permitted under the plan until June 15, 2006.
          Rule 10b5-1 allows corporate executives to establish pre-arranged plans to purchase or sell a specified number of shares of company stock in accordance with a plan schedule. Once a plan is established, the executive does not retain or exercise any discretion over purchases or sales of stock under the plan and the pre-planned trades can be executed at later dates as set forth in the plan, without regard to any subsequent material non-public information that the executive might receive. Plans may be entered into only when the executive is not in possession of material non-public information.
          Under this plan, Mr. Canfield has directed a broker unaffiliated with the company to sell, subject to certain conditions and specified limitations, up to 80,000 shares of TALX common stock held by him over the period that will commence June 15, 2006 and will end no later than June 15, 2007, with a maximum of 10,000 shares to be sold in any calendar week. Under the plan, Mr. Canfield will have no control over the timing of the sales of his TALX common stock. Mr. Canfield has informed the company that the transactions under this plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.
          About TALX
          TALX Corporation, based in St. Louis, Missouri, is a leading provider of human resource and payroll-related services and holds a leadership position in automated employment and income verification as well as unemployment tax management. TALX provides over 9,000 clients, including three-fourths of Fortune 500 companies, with Web-based services focused in three employment-related areas: hiring, pay reporting, and compliance. Hiring services include assessments and talent management, paperless new hires, and tax credits and incentives. Pay reporting services include electronic time tracking, paperless pay, and W-2 management. Compliance services include employment and income verifications through The Work Number, unemployment tax management, and I-9 management. The company’s common stock trades in the Nasdaq National Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s Web site at www.talx.com.
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